Exhibit 99.1

Inhibrx Biosciences Reports Second Quarter 2024 Financial Results
and Recent Corporate Highlights

San Diego, CA, August 13, 2024 – Inhibrx Biosciences, Inc. (Nasdaq: INBX) (“Inhibrx Biosciences” or the “Company”), a biopharmaceutical company with two programs in ongoing clinical trials and a strong emerging pipeline, today reported financial results for the second quarter of 2024 and provided an update on recent corporate highlights.

Separation from the Former Parent
•In January 2024, Inhibrx, Inc. (the “Former Parent”) announced its intent, as approved by its board of directors, to effect the spin-off of INBRX-101, an optimized, recombinant alpha-1 antitrypsin (“AAT”), augmentation therapy currently in a registrational trial for the treatment of patients with alpha-1 antitrypsin deficiency.
•On May 30, 2024, the Former Parent completed the transaction, pursuant to which (i) all assets and liabilities primarily related to INBRX-101 (the “101 Business”), were transferred to Aventis Inc. (the “Acquirer”), a wholly-owned subsidiary of Sanofi S.A. (“Sanofi”); and (ii) by way of a pre-closing reorganization (the “Separation”), the Company acquired the assets and liabilities and corporate infrastructure associated with its ongoing programs, INBRX-106 and ozekibart (INBRX-109), and its discovery pipeline, as well as the remaining close-out obligations related to its previously terminated program, INBRX-105.
•Upon the closing, each Former Parent stockholder received: (i) $30.00 per share in cash, (ii) one contingent value right per share, representing the right to receive a contingent payment of $5.00 in cash upon the achievement of a regulatory milestone, and (iii) one SEC-registered, publicly listed, share of Inhibrx Biosciences for every four shares of the Former Parent’s common stock held. The Former Parent retained an equity interest in Inhibrx Biosciences of 8% upon the distribution of shares to the Former Parent stockholders (the “Distribution”).
•In connection with the Separation, the Acquirer paid transaction consideration totaling approximately $2.2 billion in aggregate value, including the $35.00 per share consideration and the assumption of the third-party debt obligations of the Former Parent. In addition, the Acquirer assumed all assets and liabilities under contracts primarily related to INBRX-101 upon close of the transaction. The Acquirer also reimbursed the Company or paid on behalf of the Company $68.0 million in transaction costs.
•From and after the closing, Inhibrx Biosciences continues to operate as a stand-alone, publicly traded company focused on its two clinical programs, ozekibart (INBRX-109) and INBRX-106. Inhibrx Biosciences continues to trade as INBX on the Nasdaq Global Market. We do not expect the results of operations directly arising from and related to the Separation and Distribution to occur in future periods.

Financial Results
•Cash and Cash Equivalents. As of June 30, 2024, Inhibrx Biosciences had cash and cash equivalents of $226.9 million, compared to $255.4 million as of May 30, 2024 following the Separation from the Former Parent. The Company’s cash outflows during this period relate primarily to the distribution of consideration totaling $17.7 million, which was paid out to the Former Parent’s optionholders and remitted by the Company within ten business days of the close of the transaction in accordance with the terms of the Separation and Distribution. Other cash outflows during the period relate to the Company’s ongoing operations.
•R&D Expense. Research and development expenses were $67.6 million during the second quarter of 2024, compared to $34.1 million during the second quarter of 2023. The increase in research and development expenses was primarily due to the following factors:
◦stock option expense recognized upon the acceleration of outstanding stock options in connection with the Separation and Distribution;
◦an increase in CMC expenses due to the nature of the development and manufacturing activities performed at its CDMO and CRO partners supporting the Company’s clinical and preclinical therapeutic candidates, which reflect the stage-specific needs of its programs during each period, including early and late-stage drug substance clinical manufacturing, analytical development, quality control, testing and stability studies, drug product development, scale-up, robustness studies, and selected biologics license applications-enabling activities; and
◦offset in part by a decrease in clinical trial expenses following the termination of the Company’s INBRX-105 program and the removal of the INBRX-101 program following the Separation.
•G&A Expense. General and administrative expenses were $93.4 million during the second quarter of 2024, compared to $7.3 million during the second quarter of 2023. The increase in general and administrative expenses was primarily due to the following factors:
◦an increase in legal, advisory, and consulting fees incurred in connection with the Separation and Distribution;
◦stock option expense recognized upon the acceleration of outstanding stock options in connection with the Separation and Distribution;
◦an increase in pre-commercialization expenses, which was primarily related to increases in consulting services to support the Company’s commercial operations business intelligence strategies and market research expenses related to ozekibart (INBRX-109) and INBRX-101 prior to the transaction;
◦an increase in professional service expenses related to legal services which support the Company in its general corporate and intellectual property matters, and legal proceedings.

•Other Income (Expense). Other income was $2.0 billion during the second quarter of 2024, compared to other expense of $5.7 million during the second quarter of 2023. Other income during the second quarter of 2024 consists of gains recorded in connection with the completion of the Separation and Distribution, related to (i) the consideration paid by the Acquirer for all outstanding common stock, warrants, and stock options, (ii) the extinguishment of the Company’s outstanding debt which was assumed by the Acquirer, (iii) assets and liabilities related to the 101 Business, which were assumed by the Acquirer, and (iv) transaction costs paid for by the Acquirer.
•Net Income (Loss). Net income was $1.9 billion during the second quarter of 2024, or earnings per share of $127.10, basic, and $125.48, diluted, compared to a net loss of $47.1 million during the second quarter of 2023, or $4.31 per share, basic and diluted.
About Inhibrx Biosciences, Inc.
Inhibrx Biosciences is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology. Inhibrx Biosciences utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx Biosciences cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx Biosciences’ current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx Biosciences’ and its investigators’ judgments and beliefs regarding the strength of Inhibrx Biosciences’ pipeline and the observed safety and efficacy to date of its therapeutic candidates; whether a trial is registration-enabling; future clinical development of Inhibrx Biosciences’ therapeutic candidates, including any potential for approval or accelerated approval or implication that the results of earlier clinical trials or studies will be representative of later clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx Biosciences’ business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals, including whether any product candidate receives approval from the United States Food and Drug Administration, or similar regulatory authority, for an accelerated approval process; the commercialization of the Company’s therapeutic candidates, if approved; the pricing, coverage and reimbursement of the Company’s therapeutic candidates, if approved; the Company’s ability to utilize the Company’s technology platform to generate and advance additional therapeutic candidates; the implementation of the Company’s business model and strategic plans for the Company’s business and therapeutic candidates; the Company’s ability to successfully manufacture the Company’s therapeutic candidates for clinical trials and commercial use, if approved; the Company’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection the Company is able to establish and maintain for intellectual property rights covering the Company’s therapeutic candidates; the Company’s ability to enter into strategic partnerships and the potential benefits of such partnerships; the Company’s estimates regarding expenses, capital requirements and needs for additional financing; the ability to raise funds needed to satisfy the Company’s capital requirements, which may depend on financial, economic and market conditions and other factors, over which the Company may have no or limited control; the Company’s financial performance; the Company’s and the Company’s third party partners’ and service providers’ ability to continue operations and advance the Company’s therapeutic candidates through clinical trials and the ability of the Company’s third party manufacturers to provide the required raw materials, antibodies and other biologics for the Company’s preclinical research and clinical trials in light of current market conditions or any pandemics, regional conflicts, sanctions, labor conditions, geopolitical events, natural disasters or extreme weather events; the ability to retain the continued service of the Company’s key professionals and to identify, hire and retain additional qualified professionals; and developments relating to the Company’s competitors and the Company’s industry; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Registration Statement on Form 10, as amended (File No. 001-42031) as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx Biosciences undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
ir@inhibrx.com
858-795-4260

Inhibrx Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2024	2023	2024	2023
Revenue:
License fee revenue	$100	$30	$100	$47
Total revenue	100	30	100	47
Operating expenses:
Research and development	67,632	34,106	131,483	71,492
General and administrative	93,366	7,263	103,340	13,660
Total operating expenses	160,998	41,369	234,823	85,152
Loss from operations	(160,898)	(41,339)	(234,723)	(85,105)
Total other income (expense)	2,018,911	(5,708)	2,014,026	(10,858)
Provision for income taxes	2	5	2	5
Net income (loss)	$1,858,011	$(47,052)	$1,779,301	$(95,968)
Earnings (loss) per share
Basic	$127.10	$(4.31)	$125.93	$(8.80)
Diluted	$125.48	$(4.31)	$122.75	$(8.80)
Shares used in computing earnings (loss) per share
Basic	14,619	10,911	14,129	10,902
Diluted	14,807	10,911	14,495	10,902

Inhibrx Biosciences, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	JUNE 30,	DECEMBER 31,
	2024	2023
Cash and cash equivalents	$226,860	$277,924
Other current assets	15,197	17,434
Non-current assets	16,361	12,535
Total assets	$258,418	$307,893

Debt, current and non-current	$—	$206,968
Other current liabilities	39,052	56,312
Other non-current liabilities	—	1,110
Total liabilities	39,052	264,390
Stockholders’ equity	219,366	43,503
Total liabilities and stockholders’ equity	$258,418	$307,893